Prospectus Supplement	Filed pursuant to Rule 424(b)(5)
(To Prospectus dated April 8, 2009)	Registration No. 333-157215
$50,000,000

General Maritime Corporation

Common Stock

We have entered into separate Open Market Sale Agreements with each of Jefferies & Company, Inc. and Dahlman Rose & Company, LLC relating to shares of our common stock, par value $0.01 per share, offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of the Open Market Sale Agreements, we may offer and sell shares of our common stock, having aggregate sales proceeds of up to $50.0 million, from time to time through Jefferies & Company, Inc. or Dahlman Rose & Company, LLC, each acting as a sales agent.

Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “GMR.” On June 7, 2011, the closing price of our common stock on the NYSE was $1.70 per share.

Sales of the shares of our common stock, if any, may be made by means of ordinary brokers’ transactions on the NYSE or otherwise at market prices prevailing at the time of the sale, at prices related to the prevailing market prices or at negotiated prices.

The compensation to each sales agent for sales of our common stock will be a commission equal to 2.5% of the gross sales price of the shares sold pursuant to the Open Market Sale Agreement to which it is a party, provided that the compensation will equal 2.0% of the gross sales price of shares sold to certain purchasers specified in the applicable Open Market Sale Agreement. Each sales agent will use commercially reasonable efforts to sell the common stock on our behalf, subject to the terms and conditions of the Open Market Sale Agreement to which such sales agent is a party. Under the terms of the applicable Open Market Sale Agreement, we may also sell our common stock to either sales agent as principal at prices agreed upon at the time of sale. If we sell our common stock to either sales agent as principal, we will enter into a separate terms agreement with such sales agent.

Investing in our common stock involves significant risks. Before investing in our common stock, you should carefully read and consider the information under “Risk Factors” on page S-3 of this prospectus supplement, as well as in our most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies	Dahlman Rose & Company

Prospectus Supplement dated June 9, 2011.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Prospectus

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About This Prospectus Supplement

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement controls. Before you invest in shares of our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents referred to under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any “free writing prospectus” we may authorize to be delivered to you. Neither we nor the sales agents have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy shares of our common stock in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus we may authorize to be delivered to you, including any information incorporated by reference, is accurate as of any date other than their respective dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

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Cautionary Statement Regarding Forward Looking Statements

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference into this prospectus supplement and accompanying prospectus contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this prospectus supplement, the accompanying prospectus, and the information incorporated by reference into this prospectus supplement and accompanying prospectus are the following: (i) loss or reduction in business from our significant customers; (ii) the failure of our significant customers to perform their obligations owed to us; (iii) changes in demand; (iv) a material decline or prolonged weakness in rates in the tanker market; (v) changes in production of or demand for oil and petroleum products, generally or in particular regions; (vi) greater than anticipated levels of tanker newbuilding orders or lower than anticipated rates of tanker scrapping; (vii) changes in rules and regulations applicable to the tanker industry, including, without limitation, legislation adopted by international organizations such as the International Maritime Organization and the European Union or by individual countries; (viii) actions taken by regulatory authorities; (ix) actions by the courts, the U.S. Coast Guard, the U.S. Department of Justice or other governmental authorities and the results of the legal proceedings to which we or any of our vessels may be subject; (x) changes in trading patterns significantly impacting overall tanker tonnage requirements; (xi) changes in the typical seasonal variations in tanker charter rates; (xii) changes in the cost of other modes of oil transportation; (xiii) changes in oil transportation technology; (xiv) increases in costs including without limitation: crew wages, insurance, provisions, repairs and maintenance; (xv) changes in general domestic and international political conditions; (xvi) changes in the condition of our vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs); (xvii) changes in the itineraries of the our vessels; (xviii) adverse changes in foreign currency exchange rates affecting our expenses; (xix) financial market conditions and (xx) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2010 and our subsequent reports on Form 10-Q and Form 8-K.

Words such as “may,” “should,” “anticipate,” “estimate,” “expect,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements.

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward looking statements contained in this prospectus supplement, the accompanying prospectus or in any document incorporated herein by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the respective dates of this prospectus supplement, the accompanying prospectus or the date of the document incorporated by reference in this prospectus or the accompanying prospectus. We expressly disclaim any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

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Prospectus Supplement Summary

This summary highlights some basic information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference, especially the risks relating to our business and operations and the risks of investing in our common stock discussed under “Risk Factors” and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011. Unless we or the context otherwise indicates, in this prospectus supplement references to “we,” “us,” “our company” and “our” refer to General Maritime Corporation and its subsidiaries.

About General Maritime

We are a leading provider of international seaborne crude oil transportation services. We also provide transportation services for refined petroleum products. As of June 8, 2011, our fleet consists of 31 wholly-owned vessels: seven VLCCs, 12 Suezmax vessels, 9 Aframax vessels, two Panamax vessels, and one Handymax vessel. The weighted-average age of our fleet as of March 31, 2011 was 8.2 years. These vessels have a total of 5.2 million dwt carrying capacity on a combined basis and all are double-hulled. As of June 8, 2011, we also chartered-in three product tankers (the “Chartered-in Vessels”). The weighted-average age of the Chartered-in Vessels as of March 31, 2011 was 6.4 years. The Chartered-in Vessels, which are double-hulled, have a total of 0.1 million dwt carrying capacity on a combined basis. Many of the vessels in our fleet are “sister ships”, which provide us with operational and scheduling flexibility, as well as economies of scale in their operation and maintenance. Our customers include major international oil companies and vessel owners such as BP, Chevron Corporation, CITGO Petroleum Corp., ConocoPhillips, Exxon Mobil Corporation, Hess Corporation, Lukoil Oil Company, Stena AB and Trafigura.

We employ one of the largest fleets in the Atlantic basin. Vessels owned by us operate in ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. Although the majority of our vessels operate in the Atlantic, we also currently operate vessels in the Black Sea and in other regions. We believe this enables us to take advantage of market opportunities and helps us to position our vessels in anticipation of drydockings.

We actively monitor market conditions and changes in charter rates, and manage the deployment of our vessels between spot market voyage charters, which generally last from several days to several weeks, and time charters, which generally last one to three years. Our strategy is intended to provide greater cash flow stability through the use of time charters for part of our fleet, while maintaining the flexibility to benefit from improvements in market rates by deploying the balance of our vessels in the spot market.

Our company’s leadership has considerable breadth and depth of shipping industry experience. Our New York City-based management team includes several executives with extensive experience in the shipping industry who have demonstrated a substantial ability to manage the commercial, technical and financial aspects of our business. The leader of our management team is our President, John P. Tavlarios, who possesses knowledge and experience regarding our history and operations and the shipping and international oil industry. Our Chief Financial Officer, Jeffrey D. Pribor, has over 20 years of banking, capital markets, shipping and legal experience. Six of the seven members of our Board of Directors also have extensive maritime experience, including our Chairman and founder, Peter C. Georgiopoulos. Mr. Georgiopoulos, who has over 20 years of maritime experience, founded Genco Shipping & Trading Limited (NYSE: GNK), a drybulk shipping company that transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes in 2004, and Baltic Trading Limited (NYSE: BALT), a drybulk shipping company in 2010, and serves as Chairman of the Board of Aegean Marine Petroleum Network Inc. (NYSE: ANW), a marine fuel logistics company that physically supplies and markets refined marine fuel and lubricants to ships in port and at sea.

We are incorporated under the laws of the Republic of the Marshall Islands. We maintain our principal executive offices at 299 Park Avenue, New York, New York 10171. Our telephone number at that address is (212) 763-5600. Our website is located at www.generalmaritimecorp.com. Information on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Common stock we are offering pursuant to the prospectus supplement	Shares having aggregate sales proceeds of up to $50.0 million.

Use of proceeds	We expect to use the net proceeds from this offering to increase our working capital and for general corporate purposes. See “Use of Proceeds” on page S-5 of this prospectus supplement.

Risk Factors
This investment involves a high degree of risk. You should read the description of risks set forth under “Risk Factors” beginning on page S-3 of this prospectus supplement or otherwise incorporated by reference in this prospectus supplement for a discussion of factors to consider before deciding to purchase our common stock.

NYSE common stock symbol	GMR

Risk Factors

You should carefully consider the risks described below as well as the risks set forth under the caption “Risk Factors” in our filings with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference into this prospectus supplement, before investing in our securities. For more information, see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”. The occurrence of any such risks could harm our business and our prospects. In that event, our business may be negatively affected, the price of our common stock may decline and you may lose part or all of your investment.

The anti-dilution provisions of the Warrants we issued in the Oaktree transaction and the preemptive rights provisions of the Investment Agreement we entered into in connection therewith could result in dilution of our equity, which may adversely affect our stock price. Such preemptive rights provisions will be triggered (and such anti-dilution provisions may be triggered) by the issuance of shares contemplated by this prospectus supplement.

On May 6, 2011 (such date, the “Oaktree Closing”), we issued detachable warrants (the “Warrants”) to purchase 23,091,811 shares of our common stock, at an exercise price of $0.01 per share, to affiliates of Oaktree Capital Management, L.P. (“Oaktree”) pursuant to the Credit Agreement, dated as of March 29, 2011, as amended and restated in its entirety on May 6, 2011, among us, General Maritime Subsidiary Corporation, General Maritime Subsidiary II Corporation, Arlington Tankers Ltd. and affiliates of Oaktree (the “Oaktree Credit Agreement”). The Warrants are exercisable at any time and will expire seven years from issuance. During this period, Warrant holders will have specified anti-dilution protections. Pursuant to the Warrants, if we issue additional shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock at a price per share less than $2.55 (the 10-day volume weighted average price of our common stock prior to March 16, 2011) (subject to equitable adjustments to reflect stock splits, stock combinations, stock dividends, recapitalizations or similar transactions after the Oaktree Closing), subject to customary exceptions (including for issuances to directors, officers, employees or consultants pursuant to a compensatory plan), then we will be required to issue to the Warrant holders and, in the case of affiliates of OCM Marine Investments CTB, Ltd. (the “Oaktree Lender”), which is an affiliate of Oaktree, the holders of shares issued upon the exercise of Warrants, additional warrants, with an exercise price of $0.01 per share, for up to 19.9% of the shares of our common stock issued or issuable in connection with such issuance (such percentage to be based on the proportion of Warrants and shares issued upon the exercise of Warrants then held by the Oaktree Lender and its affiliates to the aggregate number of shares for which Warrants were theretofore issued by the Company; as of the date of this prospectus supplement, the Oaktree Lender and its affiliates held all of the Warrants that have been issued by the Company). In addition, pursuant to the Investment Agreement, dated as of March 29, 2011, as amended by Amendment No. 1 to Investment Agreement, dated as of May 6, 2011 (as so amended, the “Investment Agreement”), between us and the Oaktree Lender, we have agreed to provide the Oaktree Lender and its affiliates with preemptive rights during this period to purchase their proportionate share of any issuances of shares of our capital stock or securities convertible into, or exchangeable or exercisable for, our capital stock (subject to specified exceptions). As a result of these anti-dilution provisions, if and to the extent we issue and sell any shares contemplated by this prospectus supplement at a price per share less than $2.55, subject to the adjustments and exceptions described above, then subject to obtaining the approval of our shareholders required pursuant to the applicable rules of the NYSE, we will be required to issue additional Warrants to the Warrant holders which will be exercisable for additional shares of our common stock. In addition, if and to the extent we issue and sell any of the shares contemplated by this prospectus supplement in this offering, then the Oaktree Lenders and its affiliates will also have preemptive rights to purchase additional shares of our common stock at the prices at which the shares are sold in this offering. As of the date of this prospectus supplement, the Oaktree Lender and its affiliates owned Warrants to purchase 23,091,811 shares of our common stock, representing approximately 16.6% of the outstanding shares of our common stock on an as-exercised basis.

The interest rate on the Oaktree Loan will increase as a result of the issuance of shares contemplated by this prospectus supplement.

Pursuant to the terms of the Warrants and the Investment Agreement, no securities are issuable pursuant to the preemptive rights provisions of the Investment Agreement, or the anti-dilution or other adjustment provisions of the Warrants, prior to obtaining shareholder approval if the issuance would require shareholder approval pursuant to the applicable NYSE rules. In the event that the Company consummates any issuance that would give rise to such anti-dilution or preemptive rights but does not effect the corresponding anti-dilution or preemptive issuances or adjustments, the interest rate on the $200 million secured loan made to the Company pursuant to the Oaktree Credit Agreement by the Oaktree Lender (the “Oaktree Loan”) will increase by 2%, with further 2% increases every three months subject to a maximum of 18% per annum, until the required shareholder approval is obtained and such failure is cured (including by the making of the applicable issuance or adjustment). The issuances of the securities contemplated by this prospectus supplement will require us to issue additional Warrants to the Warrant holders pursuant to the anti-dilution adjustment provisions of the Warrants, and the Oaktree Lender and its affiliates will also have preemptive rights to purchase additional shares of our common stock in connection with such issuances pursuant to the Investment Agreement. Shareholder approval of such issuances is required under the rules of the NYSE. However, because we have not yet obtained such shareholder approval, the foregoing provisions for the increase in interest rate will apply following such issuances, and will continue to apply unless and until the required shareholder approval is obtained. Although we expect to submit this matter to our shareholders for the required approval in the third quarter of 2011, there can be no assurance that we will obtain the necessary shareholder approval at such time, or at all.

If current weak market conditions persist, we may breach the minimum cash covenants under our 2011 Credit Facility, our 2010 Amended Credit Facility and the Oaktree Credit Agreement at some point during 2011, and there can be no assurance that we will be able to comply with those covenants in the future.

On October 26, 2005, General Maritime Subsidiary Corporation entered into a revolving credit facility with a syndicate of commercial lenders, and on October 20, 2008, such facility was amended and restated and we were added as a loan party. Such facility was further amended on various dates through January 31, 2011, and was amended and restated on May 6, 2011 (the “2011 Credit Facility”). On July 16, 2010, General Maritime Subsidiary II Corporation entered into a term loan facility, with a syndicate of commercial lenders which was amended and restated on May 6, 2011 in connection with the Oaktree Transaction (the “2010 Amended Credit Facility”). We remain subject to a $50 million minimum cash covenant after giving effect to the closing of the 2011 Credit Facility and the 2010 Amended Credit Facility, and are also subject to a $45 million minimum cash covenant under the Oaktree Credit Agreement. On April 26, 2011, we breached the $50 million minimum cash covenant under the 2011 Credit Facility and the 2010 Amended Credit Facility following a scheduled payment of $47.6 million under the 2011 Credit Facility. We obtained waivers of the minimum cash covenant through May 6, 2011 in connection with the closing of the 2011 Credit Facility and the 2010 Amended Credit Facility. Even though we are currently in compliance with the minimum cash covenants under these three credit facilities, if current weak market conditions persist, we may breach these covenants at some point during 2011, and there can be no assurance that that we will be able to comply with these covenants in the future. In the event of any breach or potential breach of these minimum cash covenants, we intend to pursue alternatives including discussions with lenders to seek waivers or modifications allowing us to remain in compliance, potential financings, or other possible actions. However, there can be no assurance that any of these alternatives will become available to us, and if available, that such alternative will be on terms acceptable to us.

Use of Proceeds

We intend to use the net proceeds from the sale of the shares of our common stock pursuant to this prospectus supplement to increase our working capital and for general corporate purposes.

Tax Considerations

The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder or a Non-U.S. Holder, as defined below, with respect to the common stock. This discussion does not purport to deal with the tax consequences of owning our common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, pass-through entities or persons who are investors in pass-through entities, persons who own, actually or under applicable constructive ownership rules, 10% or more of our common stock, dealers in securities or currencies, U.S. expatriates and U.S. Holders whose functional currency is not the U.S. dollar) may be subject to special rules. This discussion deals only with holders who purchase common stock in connection with this offering and hold the common stock as a capital asset. Moreover, this discussion is based on laws, regulations and other authorities in effect as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our common stock.

Marshall Islands Tax Considerations

The following are the material Marshall Islands tax consequences of our activities to us and to our shareholders of investing in our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax or income tax will be imposed upon payments of dividends by us to our shareholders or proceeds from the disposition of our common stock.

United States Federal Income Tax Considerations

The following are the material U.S. federal income tax consequences to us of our activities and to U.S. Holders and Non-U.S. Holders, as defined below, of investing in our common stock. The following discussion of U.S. federal income tax matters is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the U.S. Department of the Treasury, all of which are subject to change, possibly with retroactive effect.

We have made special U.S. tax elections in respect of each of the shipowning or operating subsidiaries that are potentially subject to tax as a result of deriving income attributable to the transportation of cargoes to or from the United States. The effect of the special U.S. tax elections is to ignore or disregard the subsidiaries for which elections have been made as separate taxable entities from that of their parent, General Maritime Corporation. Therefore, for purposes of the following discussion, General Maritime Corporation, and not the subsidiaries subject to this special election, will be treated as the owner and operator of the subsidiary vessels and as receiving the income from these vessels.

United States Federal Income Taxation of General Maritime

Taxation of Operating Income: In General

Unless exempt from U.S. federal income taxation, a foreign corporation is subject to U.S. federal income tax in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis or from the performance of services directly related to those uses, which we refer to as “shipping income”, to the extent that the shipping income is derived from sources within the United States, which we refer to as “U.S.-source shipping income”.

For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes U.S.-source shipping income.

No portion of shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be U.S.-source shipping income. Such shipping income will not be subject to any U.S. federal income tax.

Shipping income attributable to transportation exclusively between U.S. ports will be considered to be 100% derived from U.S. sources. However, due to prohibitions under U.S. law, we do not engage in transportation of cargo that produces 100% U.S.-source shipping income.

Unless exempt from tax under Section 883 of the Code, our gross U.S.-source shipping income generally would be subject to a 4% tax imposed without allowance for deductions, unless such income is “effectively connected” with the conduct of a U.S. trade or business, as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 and the regulations thereunder, a foreign corporation will be exempt from U.S. federal income taxation on its U.S.-source shipping income if:

(1) it is organized in a qualified foreign country, which is one that grants an “equivalent exemption” from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883, and to which we refer as the “Country of Organization Test”; and

(2) either

(a) more than 50% of the value of its stock is beneficially owned, directly or indirectly, by qualified shareholders, which include individuals who are “residents” of a qualified foreign country, to which we refer as the “50% Ownership Test”;

(b) its stock is “primarily and regularly traded on an established securities market” in a qualified foreign country or in the United States, to which we refer as the “Publicly Traded Test”; or

(c) it is a “controlled foreign corporation”, or CFC, and it satisfies certain other requirements, to which, collectively, we refer as the “CFC Test”.

The Marshall Islands, the jurisdiction where we are incorporated, has been officially recognized by the Internal Revenue Services, or the IRS, as a qualified foreign country that currently grants the requisite “equivalent exemption” from tax in respect of each category of shipping income we expect to earn in the future. Therefore, we will satisfy the Country of Organization Test and will be exempt from U.S. federal income taxation with respect to our U.S.-source shipping income if we are able to satisfy any one of the 50% Ownership Test, the Publicly Traded Test or the CFC Test.

Both before and after the issuance of the common stock offered in this prospectus supplement, we believe that we will satisfy the Publicly Traded Test, as discussed below. We do not currently anticipate circumstances under which we would be able to satisfy either the 50% Ownership Test or the CFC Test.

Publicly Traded Test

For purposes of the Publicly Traded Test, the regulations under Section 883 provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market in a country if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares of each such class of stock that are traded during that year on established securities markets in any other single country. Our common stock, which is our sole class of issued and outstanding stock, is “primarily traded” on the NYSE.

Our common stock will be considered to be “regularly traded” on an established securities market if (1) more than 50% of the outstanding shares of our common stock are listed on such market; (2) our common stock is traded on such market, other than in minimal quantities, on at least 60 days during the taxable year or one sixth of the days in a short taxable year; and (3) the aggregate number of shares of our common stock traded on such market during the taxable year is at least 10% of the average number of shares of our common stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. The regulations provide that the trading frequency and trading volume tests will be deemed satisfied if our common stock is regularly quoted by dealers making a market in our stock.

Subject to the Five Percent Override Rule described below, we anticipate that we satisfy these tests and that, as a result, our common stock is considered to be “regularly traded” on the NYSE.

Notwithstanding the above, our common stock will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the outstanding shares of our stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of our outstanding common stock, which we refer to as the “Five Percent Override Rule”.

For purposes of identifying the persons who actually or constructively own 5% or more of our stock, or “5% shareholders”, we may rely on Schedule 13G and Schedule 13D filings with the SEC. An investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% shareholder for these purposes.

In the event the 50% ownership threshold is met, the Five Percent Override Rule will nevertheless not apply if we can establish that there are sufficient 5% shareholders that are considered to be “qualified shareholders” for purposes of Section 883 to preclude non-qualified 5% shareholders from owning 50% or more of our stock for more than half the number of days during the taxable year.

We believe that, based on our current ownership, the Five Percent Override rule is not triggered with respect to the ownership of our common stock. However, if 5% shareholders were to own 50% or more of our common stock for more than half the days of any future taxable year, the Five Percent Override Rule would be triggered. If the Five Percent Override Rule were triggered, we believe we would have significant difficulty in satisfying the exception described in the immediately preceding paragraph and, therefore, would not qualify for the Publicly Traded Test.

Taxation in Absence of Section 883 Exemption

If the exemption under Section 883 does not apply, our gross U.S.-source shipping income would be subject to a 4% tax, without allowance for deductions, unless such income is effectively connected with the conduct of a U.S. trade or business (“effectively connected income”), as described below. Since under the sourcing rules described above no more than 50% of our shipping income would be treated as being U.S.-source shipping income, the maximum effective rate of U.S. federal income tax on our non-effectively connected shipping income would never exceed 2%.

To the extent our U.S.-source shipping income, or other income we may have, is considered to be effectively connected income, as described below, any such income, net of applicable deductions, would be subject to the U.S. federal corporate income tax, currently imposed at rates of up to 35%. In addition, we may be subject to a 30% “branch profits” tax on such income, and on certain interest paid or deemed paid attributable to the conduct of such trade or business.

Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a U.S. trade or business only if:

•	we have, or are considered to have, a fixed place of business in the United States involved in the earning of U.S.-source shipping income; and

•
substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on our current shipping operations and the expected mode of our future shipping operations and other activities, we believe that none of our U.S.-source shipping income will be “effectively connected” with the conduct of a U.S. trade or business. However, we may from time to time generate non-shipping income that may be treated as effectively connected income.

United States Taxation of Gain on Sale of Vessels

Provided we qualify for exemption from tax under Section 883 in respect of our shipping income, gain from the sale of a vessel likewise should be exempt from tax under Section 883. If, however, our shipping income does not, for whatever reason, qualify for exemption under Section 883, and assuming that any gain derived from the sale of a vessel is attributable to our U.S. office, as we believe likely would be the case as we are currently structured, then such gain will be treated as effectively connected income (determined under rules different from those discussed above) and subject to the net income and branch profits tax regime described above.

United States Federal Income Taxation of U.S. Holders

For purposes of the following, the term “U.S. Holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, (i) an individual U.S. citizen or resident, (ii) a U.S. corporation or other U.S. entity taxable as a corporation, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if either (x) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. If a partnership holds common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common stock, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies (“PFICs”) below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of those earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in his, her or its common stock, and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us. Amounts taxable as dividends generally will be treated as foreign source “passive category income” for U.S. foreign tax credit purposes.

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a “Non-Corporate U.S. Holder”) will generally be treated as “qualified dividend income” that is taxable to such Non-Corporate U.S. Holder at preferential tax rates through 2012, provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the NYSE, on which our common stock is traded); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we have been, are, or will be); (3) the Non-Corporate U.S. Holder’s holding period of the common stock includes more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the Non-Corporate U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. If we were to be a PFIC, as discussed below, for any year, dividends paid on our ordinary shares in such year or in the following year would not be qualified dividends. The reduced tax rate for qualified dividends is scheduled to expire on December 31, 2012, unless further extended by the United States Congress. In addition, a Non-Corporate U.S. Holder will be able to take a qualified dividend income into account in determining its deductible investment interest (which is generally limited to its net investment income) only if it elects to do so; in such case the dividend will be taxed at ordinary income rates.

Special rules may apply to any “extraordinary dividend” — generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder’s adjusted basis (or fair market value in certain circumstances) in a share of our common stock — paid by us. If we pay an “extraordinary dividend” on our common stock that is treated as “qualified dividend income”, then any loss derived by a Non-Corporate U.S. Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or Other Disposition of Common Stock

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other taxable disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such disposition and the U.S. Holder’s tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes.

Long-term capital gains of Non-Corporate U.S. Holders are eligible for reduced rates of taxation. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

We will be a PFIC if either:

•
75% or more of our gross income in a taxable year consists of “passive income” (generally including dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury regulations); or

•	at least 50% of our assets in a taxable year (averaged over the year and generally determined based upon value) produce or are held for the production of passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning a proportionate share of the income and assets, respectively, of our subsidiaries that have made special U.S. tax elections to be disregarded as separate entities (as described above) as well as of any other corporate subsidiary in which we own at least 25% of the value of the subsidiary’s stock. For purposes of these tests, income derived from the performance of services does not constitute passive income. By contrast, rental income would generally constitute passive income unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business. Based on our existing operations, we do not believe that we have been, are, or will be a PFIC with respect to any taxable year. In this regard, we intend to treat our income from the time and spot charter of vessels as services income, rather than rental income. Accordingly, we believe that such income does not constitute passive income, and that the assets that we will own and operate in connection with the production of that income, primarily our vessels, do not constitute passive assets for purposes of determining whether we are a PFIC.

There is, however, no direct legal authority under the PFIC rules addressing our method of operation that characterizes time charter income as services income. Moreover, it should be noted that there is authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, because there are uncertainties in the application of the PFIC rules, because the PFIC test is an annual test, and because, although we intend to manage our business so as to avoid PFIC status to the extent consistent with our other business goals, there could be changes in the nature and extent of our operations in future years, there can be no assurance that we will not become a PFIC in any taxable year.

Subject to the QEF and mark-to-market election discussions below, if we were to be treated as a PFIC for any taxable year (and regardless of whether we remain a PFIC for subsequent taxable years), (i) each U.S. Holder who is treated as owning our stock during such taxable year for purposes of the PFIC rules would be required to allocate any excess distributions received (i.e., the portion of any distributions received by the U.S. Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for the common stock) and any gain realized from the disposition of our common stock ratably over the U.S. Holder’s holding period of our common stock; (ii) the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, would be treated as ordinary income; and (iii) the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

A U.S. Holder who holds our common stock during a period when we are a PFIC generally will be subject to the foregoing rules for that taxable year and all subsequent taxable years with respect to that U.S. Holder’s holding of our common stock, even if we ceased to be a PFIC, subject to certain exceptions for U.S. Holders who made a mark-to-market or QEF election discussed below. U.S. Holders are urged to consult their tax advisors regarding the PFIC rules, including as to the advisability of choosing to make a QEF or mark-to-market election.

Taxation of U.S. Holders Making a Timely QEF Election

The above rules relating to the taxation of excess distributions and dispositions will not apply to a U.S. Holder who has made a timely “qualified electing fund” (“QEF”) election for all taxable years that the holder has held its common stock and we were a PFIC. Instead, each U.S. Holder who has made a timely QEF election is required for each taxable year to include in income a pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gain as long term capital gain, regardless of whether we have made any distributions of the earnings or gain. The U.S. Holder’s basis in our common stock will be increased to reflect taxed but undistributed income. Distributions of income that had been previously taxed will result in a corresponding reduction in the basis of the common stock and will not be taxed again once distributed. A U.S. Holder making a QEF election would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. If we determine that we are a PFIC for any taxable year, we will provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and provided that our common stock is treated as “regularly traded on a qualified exchange,” which we believe will be the case, a U.S. Holder may make a mark-to-market election. There can be no assurance, however, that our common stock will be “regularly traded” for purposes of the mark-to-market election. Under a mark-to-market election, any excess of the fair market value of the common stock at the close of any taxable year over the U.S. Holder’s adjusted tax basis in the common stock is included in the U.S. Holder’s income as ordinary income. In addition, the excess, if any, of the U.S. Holder’s adjusted tax basis at the close of any taxable year over the fair market value of the common stock is deductible in an amount equal to the lesser of the amount of the excess or the amount of the net mark-to-market gains that the U.S. Holder included in income in prior years. A U.S. Holder’s tax basis in its common stock would be adjusted to reflect any such income or loss. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

United States Federal Income Taxation of Non-U.S. Holders

A beneficial owner of our common stock (other than a partnership) that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder”.

Dividends on Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us on our common stock unless the income is effectively connected income (and, if a treaty applies, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

Sale, Exchange or Other Disposition of Common Stock

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless either:

•	the gain is effectively connected income (and, if a treaty applies, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met.

Effectively connected income (or, if a treaty applies, income that is attributable to a permanent establishment in the United States) will generally be subject to regular U.S. federal income tax in the same manner as discussed in the section above relating to the taxation of U.S. Holders. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such income, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders may be subject to tax in jurisdictions other than the United States on dividends received from us on our common stock and on any gain realized upon the sale, exchange or other disposition of our common stock.

Backup Withholding and Information Reporting

In general, payments of distributions on, and the proceeds of a disposition of, our common stock will be subject to U.S. federal income tax information reporting requirements if you are a Non-Corporate U.S. Holder. Such payments may also be subject to U.S. federal backup withholding tax if you are a Non-Corporate U.S. Holder and you:

•	fail to provide us with an accurate taxpayer identification number;

•	are notified by the IRS that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting on distributions on our common stock and on proceeds of a disposition of our common stock and from backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Shareholders are urged to consult their tax advisors concerning the U.S. federal, state and local and non-U.S. tax consequences to them of owning our common stock.

Capitalization

The following table sets forth our capitalization as of March 31, 2011:

•	on an actual basis;

•
on an adjusted basis to give effect to: (i) the borrowing of $200.0 million under the Oaktree Credit Agreement, excluding the allocation of a portion of the Oaktree Credit Agreement to the value of the Warrants, and the use of such proceeds to reduce our 2011 Credit Facility to $545.0 million and our 2010 Credit Facility by $25.0 million, as if such transaction had occurred on March 31, 2011, excluding deferred financing costs incurred; (ii) the issuance of 26,450,000 shares of our common stock in April 2011 for net proceeds of $50.0 million; and (iii) the delivery of the Genmar Spartiate for which we borrowed $45.6 million under our 2010 Credit Facility; and

•
on a further adjusted basis to reflect the assumed sale of our common stock in the aggregate amount of $50.0 million offered at an assumed price of $1.70 per share, less estimated sales commissions payable by us but before offering expenses payable by us.

This table should be read together with “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto in our Quarterly Report on Form 10-Q incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2011
	Actual	As Adjusted	As Further Adjusted for this Offering
	(unaudited and in thousands)
Long-Term Debt:
2011 Credit Facility	$716,303	$544,992	$544,992
2010 Credit Facility	307,610	328,210	328,210
Senior Notes	293,357	293,357	293,357
Oaktree Credit Agreement	—	200,000	200,000
Total long-term debt	1,317,270	1,366,559	1,366,559
Shareholders’ Equity:
Common stock	896	1,161	1,455
Paid-in capital	573,755	623,481	671,937
Accumulated other comprehensive loss	(10,199)	(10,199)	(10,199)
Accumulated deficit	(260,197)	(260,197)	(260,197)
Total shareholders’ equity	304,255	354,246	402,996
Total Capitalization	$1,621,525	$1,720,805	$1,769,555

The foregoing table assumes, solely for illustration purposes, that we sell our common stock in an aggregate amount of $50.0 million at a price of $1.70 per share (the per share closing price of our common stock on the NYSE on June 7, 2011), less estimated sales commissions of 2.5% but before offering expenses. The amounts and prices at which we will sell shares of our common stock in this offering will vary depending largely on the market price of our common stock at the time of each sale.

Plan of Distribution

We have entered into separate Open Market Sale Agreements with each of Jefferies & Company, Inc. and Dahlman Rose & Company, LLC (each, a “Sales Agent”), under which we may issue and sell shares of our common stock from time to time through either Sales Agent, in each case acting as our sales agent. Sales of the shares, if any, will be made by means of ordinary brokers’ transactions on the New York Stock Exchange (the “NYSE”) at market prices, privately negotiated transactions, crosses or block transactions and such other transactions as may be agreed between us and either Sales Agent, including a combination of any of these transactions. We also may sell shares to either Sales Agent as a principal for its own account at a price agreed upon at the time of sale under the terms of the Open Market Sale Agreement to which Sales Agent is a party.

When requested by us, either Sales Agent will offer the shares of common stock subject to the terms and conditions of the Open Market Sale Agreement to which it is a party, which may be on a daily basis for periods of time, or otherwise, or as we may otherwise agree with such Sales Agent. We will designate the maximum amount of shares of common stock to be sold through either Sales Agent when we request such Sales Agent to do so. Each Sales Agent has agreed, subject to the terms and conditions of the Open Market Sale Agreement to which it is a party, to use its commercially reasonable efforts to place on our behalf all of the designated shares of common stock. We may instruct either Sales Agent not to place shares of common stock at or below a price designated by us. We or either Sales Agent may suspend the offering of shares of common stock under the Open Market Sale Agreement to which it is a party upon proper notice to the other party.

If we and either Sales Agent so agree, such Sales Agent may act as principal in connection with the placement of the securities offered hereby.

We will pay each Sales Agent a commission equal to 2.5% of the gross proceeds of any shares it places as our agent, or which it purchases as principal, pursuant to this prospectus supplement, provided, that we will pay each Sales Agent a commission equal to 2.0% of the gross proceeds of any shares it places as our agent to certain purchasers specified in the Open Market Sale Agreements. The estimated offering expenses payable by us, in addition to such commission, are approximately $985,625.00, which includes legal, accounting and printing costs, the NYSE listing fee, and various other fees associated with registering the shares of common stock.

Each Sales Agent will provide written confirmation to us following the close of trading on the NYSE each day on which shares of common stock are sold under the Open Market Sale Agreement to which such Sales Agent is a party. Each confirmation will include the number of shares sold on that day, the aggregate gross proceeds of such sales and the commission payable by us to such Sales Agent. Settlement for sales of common stock will occur, unless otherwise agreed, on the third business day following the date on which such sales were made.

In connection with the sale of our common stock on our behalf, each Sales Agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and the compensation paid to either Sales Agent may be deemed to be underwriting commissions or discounts.

We have agreed to indemnify each Sales Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the Open Market Sale Agreement to which such Sales Agent is a party. We have also agreed to contribute to payments either Sales Agent may be required to make in respect of such liabilities.

If either Sales Agent or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Securities Exchange Act of 1934, as amended, are not satisfied, that party will promptly notify the other, and sales of common stock under the Open Market Sale Agreement to which such Sales Agent is a party will be suspended until that or other exemptive provisions have been satisfied in the judgment of such Sales Agent and us.

The offering of shares of common stock pursuant to each Open Market Sale Agreement will terminate upon the earlier of (i) the sale of all shares of common stock subject to the Open Market Sale Agreements, (ii) the termination of such Open Market Sale Agreement according to its terms by either the Sales Agent party to such Open Market Sale Agreement, or us, or (iii) the third anniversary of the effective date of such Open Market Sale Agreement.

Each Sales Agent has provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services to us and our affiliates for which services it has received, and may in the future receive, customary fees. In the course of its business, each Sales Agent may actively trade our securities for its own account or for the accounts of customers, and, accordingly, each Sales Agent may at any time hold long or short positions in such securities.

Legal Matters

Various legal matters in connection with this offering will be passed on for us by Kramer Levin Naftalis & Frankel LLP, New York, New York, and Reeder & Simpson P.C., Majuro, Marshall Islands. Simpson Thacher & Bartlett LLP, New York, New York, is counsel for Jefferies & Company, Inc. and Dahlman Rose & Company, LLC.

Experts

The financial statements incorporated in this Prospectus Supplement by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find More Information

We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC’s web site at http://www.sec.gov.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and some information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding such documents or portions thereof that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

•	our Annual Report on Form 10-K for the year ended December 31, 2010;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2011;

•
our Current Reports on Form 8-K filed on January 3, 2011, January 18, 2011, February 3, 2011, February 10, 2011, March 16, 2011 (excluding information furnished under Item 2.02 thereof), March 31, 2011 and May 17, 2011; and

•	the description of our common stock and the rights associated with our common stock contained in our Current Reports on Form 8-K filed on April 7, 2009, March 25, 2010 and May 17, 2011.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

General Maritime Corporation
299 Park Avenue
New York, New York 10171
(212) 763-5600
Attn: Investor Relations

PROSPECTUS

$500,000,000

GENERAL MARITIME CORPORATION

Debt Securities
Preferred Stock
Common Stock
Warrants

We may offer and sell from time to time, debt securities, shares of our preferred stock, shares of our common stock, rights, warrants and units having an aggregate initial offering price up to $500,000,000. The securities may be offered separately or together in any combination and as separate series. In addition, selling shareholders to be named in a prospectus supplement may offer, from time to time, shares of our common stock. We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders.

We will provide specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.

Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “GMR”. On April 8, 2009, the closing sale price of our common stock as reported by the NYSE was $8.41 per share. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

We may offer these securities directly, to or through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with our agents, dealers and underwriters reserve the right to reject, in whole or in part, any proposed purchase of securities to be made directly or through agents, underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any securities, the relevant prospectus supplement will set forth any applicable commissions or discounts.

Investing in our securities involves risks that are referenced in the “Risk Factors” section beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is adequate and complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is April 8, 2009

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf process, we may, from time to time, offer our debt securities, shares of our preferred stock, shares of our common stock, rights, warrants or units, or combinations thereof, in one or more offerings. In this prospectus, we will refer to our debt securities, shares of our preferred stock, shares of our common stock, rights, warrants and units collectively as the “securities”. This prospectus provides you with a general description of the securities that we may offer and the shares of our common stock that selling shareholders may offer. Each time that we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted.

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC’s web site or at the SEC’s offices referenced under the heading “Where You Can Find More Information”.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of the filings that we have filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference herein, before making an investment decision. For more information see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference”.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements under the federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words “anticipate”, “believe”, “may”, “estimate”, “expect”, and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those discussed under “Risk Factors” in this prospectus and in any of the filings that we have filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, incorporated by reference into this prospectus. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information set forth under the heading “Risk Factors”.

ABOUT GENERAL MARITIME

We are a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. We also currently operate tankers in other regions including the Black Sea and Far East.

As of April 7, 2009, our fleet consists of 31 wholly owned vessels, consisting of 12 Aframax vessels, 11 Suezmax vessels, two Very Large Crude Carriers, or VLCCs, two Panamax vessels and four product carriers. These vessels have a total of 3.9 million dwt, all of which is double-hulled with an average age of 8.0 years. We acquired our two VLCCs, two Panamax vessels and four product carriers in a combination with Arlington Tankers Ltd., or Arlington, described below.

On December 16, 2008, pursuant to an Agreement and Plan of Merger and Amalgamation, dated as of August 5, 2008, by and among us; Arlington; Archer Amalgamation Limited, or Amalgamation Sub; Galileo Merger Corporation, or Merger Sub; and General Maritime Subsidiary Corporation (formerly General Maritime Corporation), or General Maritime Subsidiary, Merger Sub merged with and into General Maritime Subsidiary, with General Maritime Subsidiary continuing as the surviving entity, and Amalgamation Sub amalgamated with Arlington. We refer to these transactions collectively as the Arlington combination. As a result of the Arlington combination, General Maritime Subsidiary and Arlington each became a wholly-owned subsidiary of ours and General Maritime Subsidiary changed its name to General Maritime Subsidiary Corporation. In addition, upon the consummation of the Arlington combination, we exchanged 1.34 shares of our common stock for each share of common stock held by shareholders of General Maritime Subsidiary and exchanged one share of our common stock for each share held by shareholders of Arlington.

General Maritime Subsidiary is our predecessor for purposes of U.S. securities regulations governing financial statement filing. The Arlington combination is accounted for as an acquisition by General Maritime Subsidiary of Arlington. Therefore, the disclosures throughout this prospectus, unless otherwise noted, reflect the results of operations of General Maritime Subsidiary for the years ended December 31, 2007 and 2006 and the financial position of General Maritime Subsidiary as of December 31, 2007. We had separate operations for the period beginning December 16, 2008, the effective date of the Arlington combination, and disclosures and references to amounts for periods after that date relate to us unless otherwise noted. Arlington’s results have been included in the disclosures throughout this prospectus, unless otherwise noted, from the effective date of acquisition and thereafter.

Our principal executive offices are located at 299 Park Avenue, New York, New York 10171, and our telephone number is (212) 763-5600.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited pro forma historical ratios of earnings to fixed charges for the periods indicated below:

	Year Ended December 31, 2008		Year Ended December 31, 2007		Year Ended December 31, 2006		Year Ended December 31, 2005		Year Ended December 31, 2004
Ratio of earnings to fixed charges(1)	1.97	x	2.46	x	19.12	x	6.52	x	8.26	x

(1)
For the purpose of determining the ratio of earnings to fixed charges, earnings consist of net income plus fixed charges. Fixed charges consist of interest expense on our credit facilities, including unused commitment fees and amortization of expenses related to our credit facilities.

As we have no preferred stock issued, a ratio of earnings to combined fixed charges and preferred dividends is not presented.

USE OF PROCEEDS

Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, including capital expenditures, working capital, repayment or reduction of long-term and short-term debt and the financing of acquisitions and other business combinations. We may temporarily invest funds that we do not immediately require in marketable securities. We will not receive any of the proceeds from the sale of shares of common stock by any selling shareholders.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities, which may be convertible. Our debt securities and any related guarantees will be issued under an indenture to be entered into between us and a trustee. The debt securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries that do not guarantee the debt securities, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries. In addition, any debt securities and any guarantees offered hereby will be effectively subordinated to any outstanding secured debt of us or any of our subsidiaries that guarantee the debt securities, respectively.

We have summarized certain general features of the debt securities from the indenture. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities and the guarantees sets forth certain general terms and provisions. The particular terms of the debt securities and guarantees offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities and guarantees, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	Title and aggregate principal amount;

•	whether the securities will be senior or subordinated;

•	applicable subordination provisions, if any;

•	whether securities issued by us will be entitled to the benefit of any guarantee;

•	conversion or exchange into other securities;

•	whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

•	percentage or percentages of principal amount at which such securities will be issued;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	redemption (including upon a “change of control”) or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•
whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•
the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

•	securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	extent to which a secondary market for the securities is expected to develop;

•
additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Guarantees

Any debt securities may be guaranteed by one or more of our direct or indirect subsidiaries. Each prospectus supplement will describe any guarantees for the benefit of the series of debt securities to which it relates, including required financial information of the subsidiary guarantors, as applicable.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the “depositary”) identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our amended and restated articles of incorporation and our amended and restated bylaws that are filed as exhibits to our current report on Form 8-K filed with the Securities and Exchange Commission on December 16, 2008. The Business Corporations Act of the Republic of the Marshall Islands, or the BCA, may also affect the terms of these securities. The terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer. The terms of any common stock or preferred stock we offer under a prospectus supplement may differ from the terms we describe below, in which event we will describe the particular terms of any series of these securities in more detail in such prospectus supplement.

Authorized Capitalization

Under our amended and restated articles of incorporation, as of March 16, 2009, our authorized capital stock consists of 140,000,000 shares of common stock, par value $0.01 per share, of which 57,850,528 shares are issued and outstanding, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding.

Common Stock

Voting Rights

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders, and will not be entitled to cumulate votes for the election of directors. Election of directors will be by plurality of votes cast, and all other matters will be by a majority of the votes cast. Except as required by law and by the terms of any series of preferred stock designated by the board of directors pursuant to our amended and restated articles of incorporation, our common stock has the exclusive right to vote for the election of directors and for all other purposes. Our common stock votes together as a single class.

Dividends

Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive, ratably, all dividends, if any, declared by our board of directors out of funds legally available for dividends.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to share ratably in all assets remaining after payment of all debts and liabilities, subject to the prior distribution rights of holders of shares of our preferred stock, if any are then outstanding.

Other Rights

Holders of our common stock do not have conversion, redemption, subscription, sinking fund or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of any shares of our preferred stock which we may issue in the future.

Transfer Agent

The transfer agent for our common stock is Mellon Investor Services LLC (operating with the service name BNY Mellon Shareowner Services).

Our common stock is listed on the NYSE under the symbol “GMR”.

Preferred Stock

Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the voting rights, if any, of the holders of the series; and

•	the preferences and relative, participating, option or other special rights, if any, of the series, and any qualifications, limitations or restrictions applicable to such rights.

A prospectus supplement will describe the terms of any series of preferred stock being offered, including:

•	the designation of the shares and the number of shares that constitute the series;

•
the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock and the payment date of dividends;

•	the dividend periods (or the method of calculation thereof);

•	the date from which dividends on the preferred stock shall accumulate, if applicable;

•	the voting rights of the shares;

•
the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding-up;

•	whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

•	whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

•	whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

•	the provision of a sinking fund, if any, for the preferred stock;

•	whether the shares of the series of preferred stock will be listed on a securities exchange;

•	the transfer agent for the series of preferred stock;

•	any special United States federal income tax considerations applicable to the series; and

•	any other preferences and rights and any qualifications, limitations or restrictions of the preferences and rights of the series.

Limitations on Liability and Indemnification of Officers and Directors

Limitations on Liability

Under Marshall Islands law, directors and officers shall discharge their duties in good faith and with that degree of diligence, care and skill which ordinarily prudent people would exercise under similar circumstances in like positions. In discharging their duties, directors and officers may rely upon financial statements of the corporation represented to them to be correct by the president or the officer having charge of its books or accounts or by independent accountants.

The BCA provides that the articles of incorporation of a Marshall Islands company may include a provision for the elimination or limitation of liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

•	for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or

•	for any transaction from which the director derived an improper personal benefit.

Our directors will not be personally liable to us or our shareholders for monetary damages for any breach of duty in such capacity, except that the liability of a director will not be eliminated or limited:

•	for any breach of the director’s duty of loyalty to the corporation or its shareholders;

•	for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or

•	for any transaction from which the director derived an improper personal benefit.

Indemnification of Officers and Directors

Under the BCA, for actions not by or in the right of a Marshall Islands corporation, the corporation may indemnify any person who was or is a party to any threatened or pending action or proceeding by reason of the fact that such person is or was a director or officer of the corporation against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful.

In addition, under the BCA, in actions brought by or in right of a Marshall Islands corporation, any agent who is or is threatened to be made party can be indemnified for expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of the action if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, provided that indemnification is not permitted with respect to any claims in which such person has been found liable for negligence or misconduct with respect to the corporation unless the appropriate court determines that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity.

We will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of us) by reason of the fact that such person is or was a director or officer of ours, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person’s conduct was unlawful.

We will also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of us to procure judgment in our favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of (or in a similar capacity in respect of) another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney’s fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and except that no indemnification will be made in respect of any claim, issue or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The limitation of liability and indemnification provisions in our amended and restated bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

Several provisions of our amended and restated articles of incorporation and amended and restated bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Blank Check Preferred Stock

Under the terms of our amended and restated articles of incorporation, our board of directors has the authority, without any further vote or action by our shareholders, to authorize our issuance of up to 10,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

Classified Board of Directors

Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms beginning upon the expiration of the initial term for each class. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

Business Combinations

Although the BCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of the Marshall Islands and “interested shareholders”, our amended and restated articles of incorporation include these provisions. Our amended and restated articles of incorporation contain provisions which prohibit them from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•
prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board approved the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced;

•
on or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board and authorized at an annual or special meeting of shareholders by the affirmative vote of at least 662/3% of the outstanding voting stock that is not owned by the interested shareholder; or

•	the shareholder is Peter C. Georgiopoulos or an affiliate or associate thereof.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 15% or more of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of at least 80% of the outstanding shares of our capital stock entitled to vote for those directors or by a majority of the members of the board of directors then in office. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our amended and restated articles of incorporation and our amended and restated bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated articles of incorporation and our amended and restated bylaws provide that, subject to certain exceptions, only our board of directors may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board and shareholder consideration of a proposal may be delayed until the next annual meeting.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 90 days nor more than 150 days before the first anniversary of the preceding year’s annual meeting of shareholders. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Amendments to Articles of Incorporation

Our amended and restated articles of incorporation require the affirmative vote of the holders of not less than 80% of the shares entitled to vote in an election of directors to amend, alter, change or repeal the following provisions in our amended and restated articles of incorporation:

•	the classified board and director removal provisions;

•	the requirement that action by written consent of the shareholders be taken by unanimous written consent;

•	limitations on the power of our shareholders to amend the amended and restated by-laws;

•	the limitation on business combinations between us and interested shareholders; and

•	the provisions requiring the affirmative vote of the holders of not less than 80% of our shares entitled to vote in an election of directors to amend the foregoing provisions.

This requirement makes it more difficult for our shareholders to make changes to the provisions in the amended and restated articles of incorporation that could have anti-takeover effects.

DESCRIPTION OF RIGHTS

General

We may issue rights to purchase debt securities, shares of common stock, shares of preferred stock, or warrants to purchase common stock or preferred stock. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such rights offering. In connection with a rights offering to our shareholders, we will distribute certificates evidencing the rights and a prospectus supplement to our shareholders on the record date that we set for receiving rights in such rights offering.

The applicable prospectus supplement will describe the following terms of rights in respect of which this prospectus is being delivered:

•	the title of such rights;

•	the securities for which such rights are exercisable;

•	the exercise price for such rights;

•	the number of such rights issued to each shareholder;

•	the extent to which such rights are transferable;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such rights;

•	the date on which the right to exercise such rights shall commence, and the date on which such rights shall expire (subject to any extension);

•	the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the rights offering; and

•	any other terms of such rights, including terms, procedures and limitations relating to the exchange and exercise of such rights.

Exercise of Rights

Each right will entitle the holder of the right to purchase for cash such amount of debt securities, shares of common stock, shares of preferred stock, warrants or any combination thereof, at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised at any time up to the close of business on the expiration date for such rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

Rights may be exercised as set forth in the prospectus supplement relating to the rights offered thereby. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the shares of preferred stock or common stock or warrants purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase any of our securities. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement, to be entered into between us and a warrant agent specified in a prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We will set forth further terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the number and type of securities purchasable upon exercise of the warrants;

•	the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

•	the date, if any, on and after which the warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	any circumstances that will cause the warrants to be deemed to be automatically exercised; and

•	any other material terms of the warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of our preferred stock, shares of our common stock, rights, warrants or any combination of such securities. The applicable prospectus supplement will describe:

•
the terms of the units and of the debt securities, shares of our preferred stock, shares of our common stock, rights and warrants comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

SELLING SHAREHOLDERS

We are registering shares of common stock covered by this prospectus for re-offers and resales by certain selling shareholders to be named in a prospectus supplement. We are registering these shares to permit selling shareholders to resell their shares when they deem appropriate. A selling shareholder may resell all, a portion or none of such shareholder’s shares at any time and from time to time. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We may pay all expenses incurred with respect to the registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders. We will provide you with a prospectus supplement which shall, among other things, name the selling shareholders, the amount of shares to be sold and any other material terms of the sale of shares of common stock being sold by each selling shareholder.

General Maritime Subsidiary issued to a certain selling shareholder an aggregate of 2,192,793 shares of its common stock in connection with a recapitalization of General Maritime Subsidiary in June 2001, the date of its initial public offering. As part of the recapitalization, the shares were issued to the selling shareholder in exchange for general partnership interests in seven limited partnerships owning an aggregate of 14 vessels that were contributed by various persons in the recapitalization to General Maritime Subsidiary. The selling shareholder also received shares in exchange for a company owned by the selling shareholder which provided commercial management services for the 14 vessels described above, which management company was contributed to General Maritime Subsidiary in connection with the recapitalization. As a result of the Arlington combination, these shares were exchanged for 2,938,343 shares of our common stock.

In addition, General Maritime Subsidiary issued an aggregate of 1,792,908 shares of its common stock to the same selling shareholder as follows: (i) 500,000 restricted shares of common stock granted on November 26, 2002, which will vest on November 26, 2009; (ii) 150,000 restricted shares of common stock granted on February 9, 2005, which will vest on November 16, 2014; (iii) 350,000 restricted shares of common stock granted on April 6, 2005, which will vest on December 31, 2014; (iv) 250,000 restricted shares of common stock granted on December 21, 2005, which will vest on November 15, 2015; (v) 150,000 restricted shares of common stock granted on December 18, 2006, which will vest on November 15, 2016; (vi) 77,908 restricted shares of common stock granted on April 2, 2007, which will vest on November 15, 2016; and (vii) 240,000 restricted shares of common stock granted on December 21, 2007, which will vest on November 15, 2017. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant restricted stock grant agreement. The selling shareholder also received 75,000 restricted shares of common stock granted on November 12, 2003, which shares vested in equal installments on each of the first four anniversaries of November 12, 2003. As a result of the Arlington combination, these shares were exchanged for 2,402,497 shares of our common stock. The selling shareholder may sell the shares of our common stock from time to time under this registration statement.

Arlington issued an aggregate of 2,787,772 shares of its common stock to certain selling shareholders as part of the consideration received by such selling shareholders for the sale of vessels to Arlington in connection with its initial public offering in November 2004. As a result of the Arlington combination, these shares were exchanged for 2,787,772 shares of our common stock. The selling shareholders were granted registration rights by Arlington pursuant to the terms of a registration rights agreement entered into simultaneously by the parties with the closing of Arlington’s initial public offering. The selling shareholders, and other shareholders who may acquire the shares from the original selling shareholders in accordance with the terms of the Arlington registration rights agreement, may exercise their right to sell the shares of our common stock from time to time under this registration statement and pursuant to the Arlington registration rights agreement.

The prospectus supplement for any offering of the common stock by selling shareholders will include the following information:

•	the names of the selling shareholders;

•	the nature of any position, office or other material relationship which each selling shareholder has had within the last three years with us or any of our predecessors or affiliates;

•	the number of shares held by each of the selling shareholders before and after the offering;

•	the percentage of the common stock held by each of the selling shareholders before and after the offering;

•	the number of shares of our common stock offered by each of the selling shareholders; and

•	any other terms of the shares of common stock offered by each of the selling shareholders.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. In addition, some of our shareholders may sell shares of our common stock under this prospectus in any of these ways. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We and any selling shareholders have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

We or any selling shareholders may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We or any selling shareholders may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we or any selling shareholders, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of the sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

We will describe in the applicable prospectus supplement any compensation we or any selling shareholders pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We or any selling shareholders may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

To the extent that we or any selling shareholders make sales to or through one or more underwriters or agents in at-the-market offerings, we or any selling shareholders may do so pursuant to the terms of a distribution agreement between us (including any selling shareholders) and the underwriters or agents. If we or any selling shareholders engage in at-the-market sales pursuant to a distribution agreement, we or any selling shareholders will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we or any selling shareholders may sell shares on a daily basis in exchange transactions or otherwise as we or any selling shareholder may agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we or any selling shareholders also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

We or any selling shareholders may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We or any selling shareholders may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we or any selling shareholder defaults in the performance of our or its obligations, the pledgees or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.

LEGAL MATTERS

Kramer Levin Naftalis & Frankel LLP, New York, New York, will provide us with opinions relating to certain matters in connection with offerings under this prospectus from time to time. Reeder & Simpson P.C. will provide us with opinions relating to matters concerning the law of the Republic of the Marshall Islands in connection with offerings under this prospectus. Allen and Gledhill LLP will provide us with opinions relating to matters concerning the law of Singapore in connection with offerings under this prospectus. Albuquerque & Associados will provide us with opinions relating to matters concerning the law of Portugal in connection with offerings under this prospectus. Goltsblat BLP will provide us with opinions relating to matters concerning the law of Russia in connection with offerings under this prospectus. Appleby will provide us with opinions relating to matters concerning the law of Bermuda in connection with offerings under this prospectus. George E. Henries, Esq. will provide us with opinions relating to matters concerning the law of Liberia in connection with offerings under this prospectus.

EXPERTS

Our consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting.

The consolidated financial statements of Arlington for the years ended December 31, 2007 and 2006 incorporated in this prospectus by reference from Arlington’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by MSPC, Certified Public Accountants and Advisors, P.C., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm, given upon their authority as experts in auditing and accounting.

The consolidated statements of operations, shareholders’ equity, and cash flows of Arlington Tankers Ltd. for the year ended December 31, 2005, appearing in Arlington Tankers Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2007, have been incorporated by reference herein in reliance upon the report of KPMG LLP, or KPMG, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and some information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, any documents that we file after the date of the filing of the initial registration statement of which the prospectus forms a part and prior to the effectiveness of that registration statement, and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding such documents or portions thereof that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

General Maritime Corporation Filings (File No. 001-34228):

•	annual report on Form 10-K for the fiscal year ended December 31, 2008;

•	current reports on Form 8-K filed on March 5, 2009 and March 17, 2009; and

•	current report on Form 8-K filed on April 7, 2009 containing a description of our common stock and the rights associated with our common stock.

Arlington Tankers Ltd. Filings (File No. 001-32343):

•	annual report on Form 10-K for the fiscal year ended December 31, 2007;

•	quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008; and

•	amended quarterly reports on Form 10-Q/A for the quarters ended March 31, 2008 and June 30, 2008.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its web site.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

General Maritime Corporation
299 Park Avenue
New York, New York 10171
(212) 763-5600
Attn: Investor Relations

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

$50,000,000

General Maritime Corporation

Common Stock

Prospectus Supplement

Jefferies
Dahlman Rose & Company

June 9, 2011